Exhibit 10.50

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this November 30, 2012 between Univar Inc., a Delaware corporation (“Univar Inc.”), and David E. Flitman (“Executive”).

RECITALS

A. Univar Inc., and Univar USA Inc., a Washington corporation, (collectively, “Univar”) are engaged in the chemical distribution business.

B. Univar wishes to employ Executive and Executive wishes to be employed by Univar in accordance with the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree as follows:

1. Employment. As of November 30, 2012 (the “Effective Date”), Univar hereby agrees to employ Executive, and Executive agrees to be employed by Univar, as Executive Vice President, Univar Inc., and President, Univar USA Inc., a Washington corporation (“Univar USA”). Executive will report directly to the Chief Executive Officer of Univar Inc. Executive agrees to serve in the assigned position or in such other capacities as may be requested from time to time by the Chief Executive Officer or the Board of Directors of Univar Inc. (the “Board) as are consistent with his title and status. Executive’s responsibilities will include all those matters customarily assigned to a President and Executive Vice President, including as Executive Vice President of Univar Inc., leading the Global Supply Chain functions and the Latin America businesses. Executive will comply in all material respects with all rules, policies and procedures of Univar as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term of Employment. Employment under this Agreement shall be terminable at-will, and, in such case either Executive or Univar may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Agreement, and without notice, subject to the requirements set forth in Section 5. Any termination of Executive’s employment by Executive or Univar (other than death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Agreement.

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3. Compensation. For the duration of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following subparagraphs and subject to applicable withholdings and deductions:

3.1 Salary. Executive shall be paid a gross salary at the rate of $600,000 per year (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment, payable in equal installments in accordance with Univar’s normal payroll practices. Univar may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors and may determine in its sole discretion whether any increase in salary shall be made. Any such increased amount shall thereafter be Executive’s “Annual Base Salary” for all purposes under this Agreement.

3.2 Annual Bonus. Beginning in 2013, Univar will provide Executive with the opportunity for annual cash bonus awards in accordance with its management incentive plans and the financial performance targets set for Executive thereunder (“Annual Bonus”), with a target amount equal to 100% (as may be increased at Univar’s discretion from time to time, the “Target Bonus Percentage”) of the Annual Base Salary (the target bonus as a percentage of Annual Base Salary, as in effect from time to time, is hereinafter referred to as the “Target Bonus”) and a maximum Annual Bonus equal to 200% of the Annual Base Salary. Any such increased amount shall thereafter be Executive’s “Target Bonus Percentage” for all purposes under this Agreement. Your bonus will be based on a combination of the financial results of Univar USA and the consolidated financial results of Univar. Any Annual Bonus payable thereunder shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates. Executive’s 2012 Annual Bonus under the management incentive plan will be in the amount of $50,000.

4. Other Benefits.

4.1 Certain Benefits. Executive may participate in employee benefit programs established by Univar for personnel on a basis commensurate with Executive’s position and in accordance with Univar’s benefit plans and arrangements from time to time, including eligibility requirements, but nothing herein shall require the adoption or maintenance of any such plan.

4.2 Stock Options. On or about the Effective Date, Executive will be granted 600,000 stock options to purchase shares of Univar common stock pursuant to the Univar Inc. 2011 Stock Incentive Plan. The stock options will be non-qualified with an exercise price equal to the fair market value on the date of grant, and have a 10-year option term. The options will vest in equal annual installments over a period of four (4) years, beginning on the first anniversary date of the Effective Date, subject to Executive’s continued employment or acceleration of vesting on a termination under

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certain circumstances as provided in the applicable employee stock option agreement. The stock options will be granted pursuant to a form of employee stock option agreement as has been presented to Executive and agreed in connection with this Agreement (“Stock Option Agreement”).

4.3 Stock Purchase. Univar will cause Executive to be offered an opportunity to invest, and Executive desires and voluntarily agrees to invest, $1,000,000 in Univar’s shares. The terms of Executive’s investment will be set forth in a form of subscription agreement as has been presented to Executive and agreed in connection with this Agreement.

4.4. Vacation and Holidays. Executive shall be entitled to all public holidays observed by Univar. Vacation days shall be in accordance with the applicable provision of Univar’s vacation policy, provided, however, that Executive shall be granted not less than 20 vacation days per year.

4.5 Expenses. Univar shall reimburse Executive in accordance with Univar’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. Executive shall be entitled to an automobile expense allowance subject to and in accordance with Univar policy. Univar will pay Executive a one-time allowance (grossed up for all taxes) for legal and financial planning (including negotiation and preparation of this Agreement and all agreements contemplated hereunder) in a gross amount not to exceed $15,000, which expenses shall be incurred not later than December 31, 2012 and paid to Executive in a manner that satisfies Internal Revenue Code Section 409A.

5. Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Univar or its termination, except as required by law.

5.1 By Univar with Cause or by Executive without Good Reason. If Univar terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason (and not due to Total Disability), Executive shall be paid (i) unpaid wages and unused accrued vacation earned through the termination date, (ii) all business expenses incurred through the date of termination and satisfying Section 4.5, and (iii) all accrued and vested benefits shall be payable in accordance with the applicable Univar employee benefit plans in which Executive is a participant (collectively, Executive’s “Accrued Benefits”).

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5.1.1. “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties (except where due to a physical or mental incapacity) with respect to Univar USA, or Univar Inc. or its Affiliates, which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by Univar, (ii) conviction of or plea of nolo contendere to (A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude, (iii) Executive’s willful and gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject hereunder. No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Univar. No failure of Executive or Univar to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause. Notwithstanding anything herein to the contrary, no termination shall be treated as for “Cause” (and any such termination shall instead be treated as without “Cause”) unless (1) Executive has been given not less than fifteen (15) business days’ written notice by the Board of its intention to terminate Executive’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based (the “Board Notice”), (2) the Board Notice is delivered not later than sixty (60) days after the Board’s learning of such act or acts or failure or failures to act, and (3) the Board has thereafter provided Executive with a copy of a resolution duly adopted by the Board (after Executive has been given a reasonable opportunity, together with counsel, to be heard before the Board) confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, and no cure was timely effected.

5.1.2. “Good Reason,” as used herein, shall mean (i) a material reduction in Executive’s Annual Base Salary or a material reduction in his annual incentive compensation opportunity, in each case other than (a) any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event and (b) a reduction which is applicable on the same proportionate basis to all employees in the same salary grade as Executive; or (ii) a material diminution in Executive’s title, duties and responsibilities, other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event; (iii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from his current workplace on the Effective Date; or (iv) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law; provided, that in order for an event described in this Section 5.1.2 to constitute Good Reason, Executive must provide notice to Univar (in accordance with Section 16 of this Agreement) within ninety (90) business days of his knowledge of the initial existence of such event.

5.2 By Univar other than for Cause or Total Disability or by Executive for Good Reason. If Univar terminates Executive’s employment other than for Cause, death or Total Disability, or if Executive terminates Executive’s employment for Good Reason in the absence of Cause or Total Disability, Univar shall pay to Executive the amounts and benefits described in Sections 5.2.1, 5.2.2 and 5.2.3; provided,

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however, that Executive’s entitlement to the amounts described in Sections 5.2.2 and 5.2.3 is conditioned upon Executive executing and not revoking a release substantially in the form attached as Exhibit A (the “Release”) within the applicable twenty-eight (28) or fifty-two (52) day time period provided for therein (the “Applicable Release Period”), subject to reasonable revisions based on the particular circumstances of the termination not imposing any greater restrictions on Executive than apply under any agreement in effect on the date of such termination (including this Agreement and the Stock Option Agreement); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, within 15 days following the conclusion of the Applicable Release Period.

5.2.1 Executive’s Accrued Benefits;

5.2.2 A severance payment, payable in a lump sum payment not later than fifteen (15) days following the expiration of the Applicable Release Period (subject to the foregoing proviso), an amount equal to one and one-half (1.5) times the sum of: (A) the Annual Base Salary plus (B) the Target Bonus Percentage multiplied by the Annual Base Salary; and

5.2.3 A prorated bonus for the year of termination, payable in a lump sum at the time such payment would be paid in accordance with Univar’s then current management incentive plan, equal to the product of (A) the Target Bonus that would have been earned had Executive remained employed until the end of the year of termination multiplied by (B) a fraction (i) the numerator of which is the number of days Executive was employed during the year in which Executive’s employment terminates and (ii) the denominator of which is 365 (the “Prorated Bonus”).

5.3 Total Disability. If Univar or Executive terminates Executive’s employment due to Executive’s Total Disability, Univar shall pay to Executive his Accrued Benefits and the Prorated Bonus. “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy in effect at the time of termination, if one exists. If Univar does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to ninety (90) calendar days in a twelve (12) month period, provided, however, that this period may be extended in the sole discretion of the Board.

5.4 Death. If Executive’s employment terminates due to death, Univar shall pay to Executive’s estate the Executive’s Accrued Benefits and the Prorated Bonus.

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6. Confidential Information

6.1 Executive recognizes that the success of Univar and its current or future Affiliates (as defined below in this Section 6) depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information to which Executive has access while employed by Univar whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar or Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as required in Executive’s reasonable business judgment to discharge his duties hereunder or as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body, provided Executive has notified Univar or the applicable Affiliate immediately after receipt of such order or requirement and allowed Univar and/or the Affiliate a meaningful opportunity to apply for protective measures.

6.3 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein, other than those set forth in the anticipated Stock Option Agreement.

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6.5 Executive’s obligations under this Section 6, and the anticipated Stock Option Agreement, are in addition to any obligations that Executive has under state or federal law.

6.6 Executive agrees that in the course of Executive’s employment with Univar, Executive will not violate in any way the rights that any entity, including former employers, has with regard to trade secrets or proprietary or confidential information.

6.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar Inc., whether through ownership of voting securities, by contract or otherwise.

6.8 Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of Executive’s employment.

7. Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Executive shall deliver to Univar all such material in Executive’s possession or control upon Univar’s request and in any event upon the termination of Executive’s employment with Univar. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request. Executive’s cellular telephone number is his personal property.

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8. Inventions.

8.1 Executive understands and agrees that all Inventions are the exclusive property of Univar. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Univar or Affiliates (whether or not during working hours) or within three (3) months thereafter and related to Univar’s then existing or proposed business. In recognition of Univar’s ownership of all Inventions, Executive shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and (subject to Section 8.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Executive understands that Executive’s obligation to assign inventions shall not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of Univar was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Univar, or (ii) to Univar’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Univar.

8.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar, its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

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8.4 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”). If during Executive’s employment with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliates, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9. Nonsolicitation and Noncompetition.

9.1 During Executive’s employment with Univar, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the United States, Western Europe, Canada or Latin America, directly or indirectly:

9.1.1 solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar, or its Affiliates;

9.1.2 solicit from any person or entity that was a customer of Univar or any of its Affiliates during Executive’s employment with Univar, any business of a type or nature similar to the business of Univar or any of its Affiliates with such customer;

9.1.3 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

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9.1.4 solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates; or

9.1.5 engage in or participate in the chemical distribution or logistics business.

9.2 Nothing in Section 9.1 limits Executive’s ability to hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any of Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4 or 9.1.5 herein.

9.3 Univar and Executive agree that the provisions of this Section 9 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Univar and its Affiliates; that the nature of Executive’s responsibilities with Univar under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to Univar and its Affiliates; that Univar would not employ Executive if Executive did not agree to the provisions of this Section 9; that this Section 9 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 9. In the event that a court determines that any provision of this Section 9 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

10. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 10, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6, 7, 8 or 9.

11. Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in King County, Washington.

12. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. Disclosure. Executive agrees fully and completely to reveal the terms of Sections 6, 7, 8 or 9 of this Agreement, as well as the restrictive covenants in the anticipated Stock Option Agreement, to any future employer or business contacts of Executive and authorizes Univar and its Affiliates, at their election, to make such disclosure.

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14. Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

15. Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns. In the event of Executive’s death, all accrued and vested amounts owing to Executive immediately prior to his death (including under Section 5) shall be paid to the legal representative of his estate.

16. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by e-mail, by hand, by facsimile or by registered or certified mail, at a valid address of the Executive on file with Univar, or in the case of Univar at the address of its principal executive offices attention to the General Counsel, or such other address as may be provided to each party by the other, and shall be considered given upon receipt except that any notice by registered or certified mail shall be considered given three (3) business days after the date of deposit thereof in the U.S. mail.

17. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

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18. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws.

20. Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1, 2, 3 and 4.

21. Entire Agreement. This instrument, and all agreements contemplated hereunder, contain the entire agreement of Executive and Univar with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Univar. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Chief Executive Officer of Univar Inc. or a person delegated authority by the Board.

22. Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates. Executive acknowledges that Executive has been advised by Univar that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

23. Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an additional income tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 5.2.2, 5.2.3, 5.3 or 5.4, due to Executive’s separation from service shall be delayed for a period of six (6) months if Executive is a “specified employee” as defined in Internal Revenue Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the six-month anniversary of Executive’s separation from service (or promptly upon any earlier death of Executive).

24. Indemnification; Insurance. Univar shall indemnify Executive and hold him harmless to the fullest extent permitted by the certificate of incorporation and bylaws of Univar and applicable law. Executive shall be an insured, during his employment and at all times thereafter during which Executive may be subject to any liability for which Executive may be indemnified above, under any contract of officers and directors liability insurance of Univar that insures officers of Univar.

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25. Inconsistency. This Agreement and the anticipated Stock Option Agreement shall be interpreted in a manner that avoids any conflict and allows both agreements to be given full effect and enforcement. If there is any unavoidable conflict between any provision(s) of this Agreement and any other plan, program, practice or agreement in which Executive is a party or a participant (including the Stock Option Agreement), and which inconsistency hereunder is adverse to Executive, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to an applicable provision of this Agreement as not controlling.

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IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

UNIVAR INC.

By	/s/ J. Erik Fyrwald
J. Erik Fyrwald
President & Chief Executive Officer

EXECUTIVE

/s/ David E. Flitman
David E. Flitman

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EXHIBIT A

UNIVAR INC.

RELEASE

This Release (“Release”) is entered into by                     (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1. Executive’s last day of employment with the Company was                     (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2. Executive has been provided all compensation and benefits earned Executive by virtue of Executive’s employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation, and excluding amounts Executive may be eligible to receive pursuant to Section 5.2 of the Employment Agreement between Executive and the Company dated                     (“Employment Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, including without limitation Section 5.2 thereof, Executive hereby releases the Company and its affiliates, including without limitation Univar USA Inc., and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, claims by Executive challenging the validity of this Release in connection with claims arising under the ADEA, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law. Additionally, “Released Claims” do not include any claims under Section 24 of the Employment Agreement (Indemnification) and under any directors and officers liability insurance under which Executive is covered as an insured or any claims as a shareholder of the Company.

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4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Moreover, while nothing in this Agreement restricts Executive from bringing before any fair employment practices agencies matters for which such agencies have jurisdiction, or cooperating in any investigation by any such agency, Executive covenants and promises that he waives, releases, and shall not accept any benefits of any administrative or agency action. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to the Company all property of the Company and its affiliates, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its affiliates or that Executive generated in the course of employment with the Company.

6. Executive specifically agrees as follows:

a. Executive has carefully read this Release [(if applicable), including the attached Exhibit A setting forth various disclosures regarding the applicable separation program as required by the ADEA,] and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Release;

c. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d. Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

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f. Executive understands he has a period of at least [twenty-one (21)] [forty-five (45)] days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g. If during the [twenty-one (21)] [forty-five (45)]day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void; the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h. Executive may accept this Release before the expiration of the [twenty-one (21)] [forty-five (45)] days, in which case Executive shall waive the remainder of the [twenty-one (21)-day] [forty-five (45)-day] waiting period.

7. Executive hereby acknowledges his obligation to comply with any and all obligations that survive the termination of his employment with the Company pursuant to the Employment Agreement and/or operation of law, including without limitation obligations with respect to confidentiality, assignment of inventions, non-competition and non-solicitation.

8. Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9. With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

(Signature)

(Print Name)

Dated:

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